EXHIBIT 99

FindWhat.com                                                        News Release
--------------------------------------------------------------------------------
Company Contact:
Karen Yagnesak
FindWhat.com
239-561-7229
kareny@findwhat.com
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              FINDWHAT.COM ANNOUNCES RECORD SECOND QUARTER RESULTS
   - EPS OF $0.12; REVENUE INCREASES 10% SEQUENTIALLY; RAISING 2003 GUIDANCE -

FORT MYERS, FL - JULY 21, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today reported record financial results for the three and six months ending June 30, 2003. Highlights include:

     o Revenue in Q2 2003 increased 80% versus Q2 2002, and was more than $500,000 ahead of the Company's most recent projections. FindWhat.com has increased revenue sequentially for 15 consecutive quarters.

     o In Q2 2003, FindWhat.com generated pre-tax diluted EPS of $0.20, and diluted EPS of $0.12, exceeding the Company's most recent projections by $0.02 and $0.01, respectively. The Company has increased pre-tax income sequentially for nine consecutive quarters.

     o Cash and cash equivalents at June 30, 2003 exceeded $29.5 million, which does not include the $20 million private placement FindWhat.com announced on July 16, 2003.

     o FindWhat.com facilitated 98.4 million paid click-throughs in Q2 2003, an increase of 82% from 54.2 million in Q2 2002.

     o FindWhat.com managed 24,500 active advertiser accounts during Q2 2003, an increase of 43% versus the 17,100 managed accounts that were active in Q2 2002.

     o    Full year 2003 financial guidance has been increased.

FindWhat.com reported record revenue in Q2 2003 of $17.5 million, an increase of 10% over Q1 2003 revenue of $15.8 million, and an increase of 80% versus Q2 2002 revenue of $9.7 million. For the six months ended June 30, 2003, FindWhat.com reported revenue of $33.4 million, an increase of 81% versus revenue of $18.4 million for the six months ended June 30, 2002.

FindWhat.com reported net income in Q2 2003 of $2.7 million, or $0.12 per diluted share, which reflected an effective tax rate of 38%. In Q2 2002, net income was $4.3 million, or $0.22 per diluted share, which included no net income tax expense and included a deferred tax benefit of $1.8 million. For the six months ended June 30, 2003, FindWhat.com reported net income of $5.4 million, which reflected an effective tax rate of 38%. For the six months ended June 30, 2002, FindWhat.com's net income was $6.3 million, which included no net income tax expense and included a deferred tax benefit of $1.8 million.

Given the changes in FindWhat.com's effective tax rate over the last six quarters, and in order to provide meaningful comparisons with prior periods, the Company notes that pre-tax income in Q2 2003 was a record $4.4 million, or $0.20 per diluted share, an increase of 74% versus Q2 2002 pre-tax income of $2.5 million, or $0.13 per diluted share. For the six months ended June 30, 2003, FindWhat.com reported pre-tax income of $8.7 million, an increase of 94% versus pre-tax income of $4.5 million for the six months ended June 30, 2002.

Craig Pisaris-Henderson, chairman and CEO of FindWhat.com said, "The highlight of our second quarter was the announcement of our planned merger with Espotting. We believe the planned merger allows us to increase our share of a rapidly growing global market, maintain a leading position in our industry, and generate significant profits and free cash flow. While much of our executives' focus in Q2 2003 was on the Espotting transaction, our operating team delivered another solid quarter, beating our own expectations yet again, and further strengthening our core infrastructure. Our continued growth is critical as we continue to use the FindWhat.com Network as the base from which we can launch additional strategic initiatives. We believe the planned merger with Espotting is only the first of a number of opportunities our two companies can pursue, taking advantage of the ability to leverage new products and services across 11 countries, not just one. Much of our current hiring and investment is going toward increasing our capability to pursue new initiatives."

PROJECTED RESULTS

FindWhat.com is raising its current projection for full year 2003 revenue to $70.0 million, replacing its previously announced projection of $67.5 million. This revised projection represents an increase of 64% over full year 2002 revenue of $42.8 million.

FindWhat.com is also increasing its current projection for full year 2003 diluted earnings per share, or "EPS," to $0.48, replacing its previously announced projection of $0.46. The projection assumes approximately 22.7 million diluted shares outstanding in 2003.

For the full year 2002, FindWhat.com's effective tax rate was 3%, due to the utilization of a deferred tax asset related primarily to net operating loss carryforwards from prior years. In 2003, FindWhat.com believes its effective tax rate will be approximately 38% to 40%. In order to provide meaningful comparisons across reporting periods, FindWhat.com offers projections both for EPS and pre-tax diluted earnings per share ("pre-tax EPS"). FindWhat.com is raising its current projection for full year 2003 pre-tax EPS to $0.78, replacing its previous estimate of $0.75. The projection assumes approximately
22.7 million diluted shares outstanding in 2003. This estimate of approximately $17.7 million in 2003 pre-tax income represents an increase of 59% over full year 2002 pre-tax income of $11.1 million.

FindWhat.com's current 2003 quarterly projected revenue, pre-tax EPS, and EPS are listed below. All projected figures are computed in conformity with Generally Accepted Accounting Principles.

REVENUE
Q1 2003 actual: $15.8 million
Q2 2003 actual: $17.5 million
Q3 2003 estimated: $17.5 million
Q4 2003 estimated: $19.1 million
Total 2003 estimated: $70.0 million

PRE-TAX DILUTED EARNINGS PER SHARE
Q1 2003 actual: $0.20 (21.3 million diluted shares out)
Q2 2003 actual: $0.20 (21.8 million diluted shares out)
Q3 2003 estimated: $0.18 (assumes 23.5 million diluted shares out)
Q4 2003 estimated: $0.20 (assumes 24.0 million diluted shares out) Total 2003 estimated: $0.78 (assumes 22.7 million diluted shares out)

DILUTED EARNINGS PER SHARE
Q1 2003 actual: $0.13 (21.3 million diluted shares out)
Q2 2003 actual: $0.12 (21.8 million diluted shares out)
Q3 2003 estimated: $0.11 (assumes 23.5 million diluted shares out)
Q4 2003 estimated: $0.12 (assumes 24.0 million diluted shares out) Total 2003 estimated: $0.48 (assumes 22.7 million diluted shares out)

On June 18, 2003, FindWhat.com and Espotting, a leading European developer and provider of performance-based marketing services for the Internet, announced the signing of a merger agreement. FindWhat.com reaffirms the comments made on June 18 regarding Espotting's expected 2003 financial performance - revenue of $75 million and pro forma pre-tax income of $7.5 million - along with its expectation that the transaction will close in Q4 2003, assuming all necessary approvals and closing conditions are met. Pro forma pre-tax income does not include Espotting's interest and financing costs which are expected to be eliminated at closing, and does not include Espotting's non-cash stock option compensation expense.

MANAGEMENT COMMENTS

Chief operating officer and chief financial officer Phillip Thune said, "In Q2 2003, we continued to execute on our plan to build out our infrastructure and our team. Our headcount increased 25% from March 31 to June 30 - a total of 32 people - and we are excited at the caliber of the people we have added. They fill key roles, especially in our sales, technology, and product development departments. Our increased sales efforts have started to pay dividends, as we experienced one of the largest sequential increases in quarterly revenue per managed active advertiser account in our history, from approximately $625 in Q1 2003, to $715 in Q2 2003. We added a number of large advertisers and agencies in Q2 2003, across a variety of different industry sectors. Overall, we saw a decrease in managed active advertiser accounts, which was primarily driven by a decline in the number of our smallest accounts. On the technical side, we continued to expand our capabilities, both with additional personnel, and through equipment purchases. We had $1.1 million in capital expenditures in Q2 2003, and we are on target to reach our full year estimate of $3.5 million."

"We are very pleased with the early returns from the investments we have been making over the last several quarters. We have now increased our full year 2003 revenue guidance four times, from an initial estimate of $55 million last October to $70 million as of today. We intend on taking advantage of our higher revenues to continue to invest in our business, including expenditures which we believe will enable us to quickly take advantage of the planned merger with Espotting. In our core business, we expect that increased click-throughs will remain the key driver of revenue growth in the second half of the year, although we are working on a number of ways to improve our service for advertisers, as we seek higher average spending per advertiser and, ultimately, higher bid prices."

SERVICES / KEY METRICS

FindWhat.com is a leading developer and provider of performance-based marketing services for the Internet. With FindWhat.com's services, advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the inherent accountability of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. According to the Interactive Advertising Bureau, 21% of all online advertising spending in 2002 was priced on a straight performance basis, up from 12% in 2001.

The Company currently offers two primary, proprietary performance-based services: the FindWhat.com Network, a keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model; and a private label service, which offers large portals and search engines the opportunity to brand and sell their own pay-per-click, keyword-targeted advertisement service using FindWhat.com's turn-key operation.

The Company's main focus is the operation of online marketplaces that connect the businesses and consumers (prospects) that are most likely to purchase specific goods and services to the entities (advertisers) that provide those goods and services. Advertisers create advertisements, which are comprised of titles, descriptions, URLs, and relevant keywords or keyword phrases. For each keyword, the advertisers determine what price they are willing to pay for a qualified click-through. The pricing process is an open, automated, bid-for-position system. The highest bidder for a particular keyword or phrase receives the first place position, with all other bidders on that same keyword or phrase listed in descending bid order. Through the Account Management Center at FindWhat.com, or similar centers created for private label partners' sites, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their keyword ads, their total expenditures, their cost per visitor, and their return on investment, all in a real-time environment. As a result, they can easily determine and work to improve the value they derive from FindWhat.com's services. FindWhat.com's editors review every keyword to ensure that the ad is appropriate for that advertiser's website. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's managed advertisers.

FindWhat.com and its private-label partner, Terra Lycos's Lycos.com and HotBot, distribute advertisements to millions of Internet users each day. The FindWhat.com Network includes hundreds of distribution partners, including search engines like CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, Go2Net, and Microsoft Internet Explorer Autosearch. FindWhat.com recognizes 100% of the revenue from paid click-throughs on the sites in its network, and then shares that revenue with those sites. FindWhat.com only recognizes its share of the revenue generated from private label initiatives. With both the FindWhat.com Network and the private label service, FindWhat.com's services are a source of revenue and relevant keyword-targeted listings for its partners, while providing its managed advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's managed advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com Network and the private label service are paid click-throughs, average revenue per click-through, and managed active advertiser accounts. The following table lists key metrics for each of the last ten quarters for the FindWhat.com services. Beginning with Q3 2002, when the private label service launched, the figures represent the aggregate key metrics from the FindWhat.com Network and the private label service.

                                   KEY METRICS


QUARTER       PAID CLICK-THROUGHS       AVG. REVENUE PER     MANAGED ACTIVE ADVERTISER
                 (IN MILLIONS)           CLICK-THROUGH               ACCOUNTS

Q2 2003              98.4                    $0.18                    24,500

Q1 2003              89.2                    $0.18                    25,400

Q4 2002              75.3                    $0.18                    22,400

Q3 2002              60.8                    $0.18                    18,500

Q2 2002              54.2                    $0.18                    17,100

Q1 2002              50.8                    $0.17                    16,500

Q4 2001              46.2                    $0.17                    15,300

Q3 2001              36.0                    $0.15                    12,400

Q2 2001              33.3                    $0.13                    10,200

Q1 2001              22.9                    $0.10                     7,500



MANAGEMENT CONFERENCE CALL

Chairman/CEO Craig Pisaris-Henderson, COO/CFO Phillip Thune, and vice president of finance Brenda Agius will participate in a conference call to discuss the results and the outlook for the Company. The call will take place on July 21, 2003 at approximately 5:00 p.m. Eastern Time, and will be simulcast on the Internet at:

http://www.vcall.com/CEPage.asp?ID=84168
----------------------------------------

A replay of the conference call will be available at the same URL, and on the Company's website at http://www.findwhat.com/content/about/news/webcast.asp, for 90 days after the call.

ABOUT FINDWHAT.COM(R)

FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, Go2Net and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FindWhat.com has announced the signing of a merger agreement with Espotting Media, Inc., a leading performance-based marketing company in Europe. Together, the two companies would offer performance-based advertising in 11 countries, serving 40,000+ advertisers, with hundreds of distribution partners. For more details, please visit:

http://www.findwhat.com/content/about/news/pressrelease.asp?a=109
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


FORWARD LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include, without limitation, statements addressing future financial and operating results; statements relating to the magnitude, timing, effects, and any synergies that may result from the proposed merger with Espotting; statements about growth of our market; and statements regarding our strategic initiatives.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: potential that the information and estimates used to predict anticipated revenues and expenses were not accurate; potential that demand for our services will not continue to increase; the risk that we will not be able to continue to enter into new online marketing relationships to drive qualified traffic to our advertisers; risks associated with our ability to compete with competitors and increased competition for distribution partners; political and global economic risks attendant to our business; other economic, business, and competitive factors generally affecting our business; the risk that operation of our business model infringes upon intellectual property rights held by others; our reliance on distribution partners for revenue generating traffic; risk that our merger with Espotting will not be consummated; difficulties executing integration strategies or achieving planned synergies after the Espotting merger; risk that the Espotting transaction will be delayed or not close when expected. More detailed information regarding other risks affecting FindWhat.com are set forth in FindWhat.com's filings with the Securities and Exchange Commission, including the Amendment No. 1 to Annual Report on Form 10-KSB for fiscal 2002 and the most recent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, FindWhat.com's results could differ materially from expectations expressed herein. FindWhat.com is under no obligation to (and expressly disclaims any such obligation to) update or alter the forward-looking statements, whether as a result of new information, future events, or otherwise.

(R)Registered Trademark of FindWhat.com

                           FindWhat.com and Subsidiary
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        (in thousands, except par values)



                                                                  FOR THE THREE MONTHS ENDED             FOR THE SIX MONTHS ENDED
                                                                          JUNE 30,                              JUNE 30,
                                                                 ---------------------------            ---------------------------
                                                                   2003               2002                2003               2002

Revenues                                                         $ 17,511           $  9,710            $ 33,361           $ 18,422
                                                                 ------------------------------------------------------------------

Operating expenses
  Search serving                                                      722                458               1,332                949
  Marketing, sales and service                                     10,091              5,305              19,060             10,108
  General and administrative                                        2,044              1,340               3,798              2,727
  Product development                                                 380                141                 678                227
                                                                 ------------------------------------------------------------------

   Total operating expenses                                        13,237              7,244              24,868             14,011
                                                                 ------------------------------------------------------------------

Income from operations                                              4,274              2,466               8,493              4,411

Other income:
  Interest income, net                                                 84                 41                 210                 71
                                                                 ------------------------------------------------------------------

Income before provision for
   Income taxes                                                     4,358              2,507               8,703              4,482

Income tax expense                                                  1,651             (1,800)              3,301             (1,800)
                                                                 ------------------------------------------------------------------

Net income                                                          2,707              4,307               5,402              6,282
                                                                 ==================================================================

Income per share
     Basic                                                       $   0.14           $   0.25            $   0.29           $   0.37
                                                                 ==================================================================
     Diluted                                                     $   0.12           $   0.22            $   0.25           $   0.33
                                                                 ==================================================================

Weighted-average number of common
  shares outstanding
     Basic                                                         19,071             16,994              18,812             16,918
                                                                 ==================================================================
     Diluted                                                       21,818             19,245              21,452             19,084
                                                                 ==================================================================

Additional Information:

Income before provision for income
taxes per share
     Basic                                                       $   0.23           $   0.15            $   0.46           $   0.26
                                                                 ==================================================================
     Diluted                                                     $   0.20           $   0.13            $   0.41           $   0.23
                                                                 ==================================================================


                           FindWhat.com and Subsidiary
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except par values)


                                ASSETS                                     JUNE 30,          December 31,
                                                                             2003               2002

CURRENT ASSETS
    Cash and cash equivalents                                             $ 29,569            $ 17,982
    Short-term investments                                                      --               3,157
    Accounts receivable, less allowance for doubtful accounts
    of $156 and $95 at
    June 30, 2003 and December 31, 2002,
    respectively                                                             2,464               1,920
    Deferred tax asset                                                          --                 446
    Notes receivable                                                         2,003                  --
    Prepaid expenses and other current assets                                1,603                 519
                                                                          --------            --------

         Total current assets                                               35,639              24,024

EQUIPMENT AND FURNITURE - NET                                                4,001               3,121

OTHER ASSETS                                                                   147                 167
                                                                          --------            --------

         Total assets                                                     $ 39,787            $ 27,312
                                                                          ========            ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                 $  5,890            $  3,809
    Current portion of capital lease obligations                                --                   4
    Deferred revenue                                                         1,042               1,243
    Other current liabilities                                                   80                  80
     Taxes payable                                                              85                  --
                                                                          --------            --------

         Total current liabilities                                           7,097               5,136

OTHER LIABILITIES                                                               67                   8
                                                                          --------            --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, $.001 par value; authorized,
       500 shares; none issued and outstanding                                  --                  --
    Common stock, $.001 par value; authorized, 50,000
      shares; 19,430 and 18,177, respectively, issued; and
      19,423 and 18,170, respectively, outstanding                              19                  18
    Additional paid-in capital                                              27,558              22,506
    Treasury stock; 7 shares, at cost                                          (82)                (82)
    Accumulated earnings (deficit)                                           5,128                (274)
                                                                          --------            --------

         Total stockholders' equity                                         32,623              22,168
                                                                          --------            --------

         Total liabilities and stockholders' equity                       $ 39,787            $ 27,312
                                                                          ========            ========
